Exhibit 10.5

CONSULTING SERVICES AGREEMENT

BY AND BETWEEN:

Gran Tierra Energy Inc., an Alberta corporation ("GTEI") and Gran Tierra Energy Inc., a Nevada corporation ("Gran Tierra")

(GTEI and Gran Tierra are collectively referred to herein as, the "Company")

AND

David Hardy, an individual ordinarily resident in the City of Calgary in the Province of Alberta (referred to herein as "Contractor")

RECITALS

WHEREAS, Company and Contractor have or intend to enter into an executive employment agreement whereby the Contractor shall become an employee of the Company commencing March 1, 2010;

WHEREAS, the Company is desirous that the Contractor become familiar with the business and operations of the Company before the commencement of such employment and, perhaps, undertake certain work; and

WHEREAS, Company and Contractor are desirous of confirming their respective rights and obligations during the period prior to commencement of Contractor's employment with the Company.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings herein set forth, the parties agree as follows:

1.	Scope of Work

Contractor agrees to conduct the work ("Work") described in the "Scope of Work" set forth in Appendix A, which is attached hereto and incorporated herein by this reference. Company acknowledges that the Contractor is not entitled to act in the capacity of a lawyer for the Company during the term of this Agreement and that the Work shall not include any activities that would constitute the practice of law.

2.	Term

This agreement shall be effective as of January 18, 2010 and shall terminate February 28, 2010; provided, however, that Company or Contractor shall be entitled to terminate this Agreement for any reason whatsoever at any time upon written notice to the other. The provisions of clauses 3, 4, 6 and 7 shall survive the termination of this Agreement.

3.	Compensation

Contractor shall keep a record to the time spent performing the Work and notify Company thereof. As full remuneration to Contractor for performance of the Work, when Contractor becomes an employee of the Company, Company shall provide additional paid vacation to the Contractor equivalent to the time spent by the Contractor in the performance of the Work under this Agreement. In the event the Contractor does not utilize such additional paid vacation during the first year of employment with the Company or does not become an employee of the Company on March 1, 2010 then the Company shall pay to Contractor a rate of One Hundred and Fifty Dollars (CDN $150) per hour, exclusive of any applicable Goods and Services tax, but inclusive of all other taxes and charges in connection with performance of the Work.

4.	Confidentiality

Contractor acknowledges that in the course of performing the Work, he will have access to and will be entrusted with detailed confidential information concerning the business of the Company and agrees that the disclosure of any such confidential information to competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. The Contractor acknowledges and agrees that the right to maintain the confidentiality of such confidential information constitutes proprietary rights which the Company is entitled to protect. Accordingly, the Contractor covenants and agrees with the Company that, save with the written consent of the Company, he will not, either during the term of this Agreement, or at any time thereafter, disclose any of such confidential information to any person nor shall he use the same for any purpose other than the purposes of performing the Work. Without limiting the generality of the foregoing, the Contractor agrees that the results of the Work shall be considered confidential information of the Company. The Contractor agrees to destroy any data or samples provided to him by the Company at the request of the Company.

The Contractor's obligations of confidentiality with respect to confidential information of the Company shall not apply to information that:

(a)           is in the public domain at the time it is disclosed to the Contractor;

(b)           enters into the public domain after the time it is disclosed to the Contractor;

(c)           is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule of any stock exchange (provided that the receiving Contractor shall give written notice to the disclosing Party prior to such disclosure unless such notice is prohibited by law or it is not practicable to provide such notice prior to disclosure); or

(d)           is acquired independently, without any obligation of confidentiality, from a third party that represents that it has the right to disseminate such information at the time it is acquired by the receiving Party.

In addition, given the Contractor's access to such detailed confidential information and trade secrets concerning the business and affairs of the Company, the Contractor agrees that he shall not:

(a)           purchase or sell the securities of the Company, with knowledge of a material fact or material change with respect to the Company which has not been generally published by issuance of a press release or other public announcement; or

(b)           infonn, other than in the necessary course of business, any other person or company about a material fact or material change with respect to the Company or its affiliates before that fact or change has been generally publicized.

5.	Compliance with laws and Policies of the Company

In performance of the Work, Contractor shall comply with all applicable laws and shall take all practical measures to comply with Company's policies and procedures including Code of Ethics, Insider Trading & Conflict of Interest policies.

6.	Relationship of Parties

It is understood and agreed that this Agreement does not create the relationship of employer and employee between the Company and the Contractor and that the Contractor is an independent contractor when performing the Work for the Company. The Contractor agrees that he is not, nor will he represent himself to be an employee of the Company. Neither party shall use the name or any trademark of the other party in any advertising, sales promotion or other publicity matter without the prior written approval of the other party. Nothing in this Agreement shall confer upon any party hereto any right or authority to assume or create any obligation or responsibility, express or implied, orally or in writing, on behalf of or in the name of any other party, or to bind or render any other party, or its affiliates, liable in any manner whatsoever.

7.	Miscellaneous

7.1           Entire Agreement

This Agreement, with its attachments, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any other written or oral understanding of the parties. This Agreement may not be modified except by written instrument executed by both parties.

7.2           Governing Law and Disputes

This Agreement shall be construed under the laws of the Province of Alberta, excluding any conflicts of law rules that would apply the laws of another jurisdiction. The parties submit to and attorney to the jurisdiction of the Courts of Alberta, which shall have exclusive jurisdiction to hear any and all matters arising out of this Agreement.

7.3           Use of Name

Neither the Company nor the Contractor shall use the name of other in any news release or advertising or any publications directed to the general public without the prior written approval of the other.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Gran Tierra Energy Inc., an Alberta		Gran Tierra Energy Inc., a Nevada
corporation		corporation

By:	/s/ Dana Coffield	By:	/s/Dana Coffield
	Name: Dana Coffield		Name: Dana Coffield
	Title: President and CEO		Title: President and CEO

Date:	January 19, 2010	Date:	January 19, 2010

Contractor
/s/ David Hardy
David Hardy

Date:	January 19, 2010

Appendix A

To Consulting Services Agreement

Scope of Work

In consultation with and in accordance with the direction of the Company's management team, the work performed by the Contractor may include the following:

1.	review constating documents of the Company;

2.	review the Company's Policies;

3.	gain knowledge of the structure of the Company and its affiliates;

4.	identify internal and external counsel currently performing work for the Company and gain an understanding of the work currently being performed;

5.	review Company's current areas of operations and holdings;

6.	gain knowledge of the Company's strategic goals, including with respect to new venture and M&A initiatives, and current work programs and budget;

7.	review the Company's contracting and procurement methods and procedures and assist with procurement issues;

8.	gain knowledge of securities and corporate secretarial procedures of the Company; and

9.	such other matters as the CEO may direct.